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                                                                   EXHIBIT 10.39

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of November 18, 1997 by and between BRE PROPERTIES, INC., a Maryland corporation (the "COMPANY"), and Bruce Ward (the "EXECUTIVE").

                                   BACKGROUND
                                   ----------

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

     1.   Term.  Executive shall commence the rendering of personal services
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under this Agreement on the date of this Agreement set forth above (the "START
DATE"). The term of this Agreement is for three years from the Start Date unless earlier terminated pursuant to Section 7 (the "TERM").

     2.   Duties.  Executive shall be employed by the Company as its Executive
          ------
Vice-President of Development and Acquisitions and as President of BRE Builders, Inc., a wholly-owned subsidiary of the Company. Executive shall report to the Company's Chief Operating Officer and perform such duties, consistent with duties customarily accorded an Executive Vice-President, that the Chief Operating Officer or the Chief Executive Officer may from time to time direct. Executive shall devote his full business time and best efforts to the Company. Executive shall not, except for incidental management of his personal financial affairs, engage in any other business, nor shall he serve in any position with any other corporation or entity, without the prior written consent of the Board of Directors of the Company (the "Board").

     3.   Compensation.  During the Term, Executive shall be entitled to receive
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compensation in accordance with this Section 3.

          3.1  Base Salary.  Commencing on the Start Date, Executive shall
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receive an annual base salary ("BASE SALARY") of $225,000.  The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees. As part of the review of all Company executives, such base salary will be reviewed annually based on Executive's performance with any adjustments to base salary subject to approval of the Board or its Compensation Committee (the "Compensation Committee").

          3.2  Annual Incentive Bonus .  Executive shall be eligible to receive
               -----------------------
an annual incentive bonus (the "ANNUAL BONUS") targeted at 40% of Base Salary for each fiscal year of the Company during the Term. The amount of the Annual Bonus shall be based on the achievement of predefined operating or performance and other criteria established by the Chief Operating Officer or the Chief Executive Officer (the "ANNUAL CRITERIA"), with the actual amount of the Annual Bonus subject to approval of the Board or its Compensation Committee. The Annual Bonus with respect to any fiscal year for which the Executive is not employed for the entire year will be prorated. Except as otherwise specified in this Agreement, Executive shall earn the Annual Bonus only at the end of each of the


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Company's fiscal years during the Term.  The Annual Bonus, if earned, shall be paid within 90 days after the end of each fiscal year.

          3.3  Long Term Incentive Awards.  Effective on the Start Date, the
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Executive shall receive incentive stock options to purchase 25,000 shares of the
Company's common stock (the "Options") pursuant to the Amended and Restated 1992 Employee Stock Plan (the "1992 Plan"). The Options will have an exercise price equal to Fair Market Value (as defined in the 1992 Plan) on the date of grant, will vest 20% per year at the end of each year of employment served and will have such other terms and conditions as may be specified pursuant to the 1992 Plan. During the second and third years of the Term, the Executive shall be entitled to receive such additional stock option awards, or other form of long term incentive compensation, as may be approved by the Board or its Compensation Committee consistent with the Company's policies applicable to senior executives.

     4.   Benefits.  During the Term, Executive shall be entitled to receive
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such other benefits and to participate in such benefit plans as are generally provided by the Company to its executive employees, including 401(k) and health and life insurance plans. The Company will also pay Executive's annual dues for membership in the Young Presidents' Association and the Urban Land Institute during the Term. Executive shall be entitled to four weeks vacation for each full twelve months of employment hereunder.

     5.   Expenses.  The Company shall pay or reimburse Executive for all
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reasonable travel and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy. In addition, Executive shall be entitled to receive a $500 per month automobile allowance, and reimbursement for the cost of monthly parking at the Company's offices in San Francisco, for each month during the Term.

     6.   Housing Allowance/Relocation Expense.  Executive shall be reimbursed
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by the Company (upon presentation of appropriate documentation) for the following reasonable out-of-pocket expenses related to relocating to the San Francisco Bay Area: moving expenses for household goods, travel for Executive and his family to and from the San Francisco Bay Area, trips for locating housing, and temporary housing for a period of up to one year. The total amount payable to Executive on account of the foregoing expenses shall not exceed $50,000. In addition, Executive shall be reimbursed, upon presentation of appropriate documentation and up to the maximum amount of $30,000, for customary commissions on the sale of his existing residence and Executive's share of any reasonable title, closing and other transactional costs customarily paid by a seller in the jurisdiction in which the residence is located as set forth in Executive's closing escrow statement.

     7.   Termination of Employment.
          -------------------------

          7.1  Termination Due to Death or Disability; Voluntary Termination.
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If at any time during the Term, Executive shall die, suffer any Disability which is deemed to be permanent (as defined below), or voluntarily terminate his employment by the Company, then, in any such event, his employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be. As used herein, the term "DISABILITY" shall mean the inability of Executive to perform his normal duties for Company for a period of ninety (90) calendar days, or for one hundred twenty (120) days during any period of one hundred eighty (180) calendar days, whether or not consecutive. An additional determination of permanent disability may be made at any time by a physician chosen by a majority of the Board, which physician shall opine as to the physical condition of Executive.

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          7.2  Termination by the Company for Good Cause.  The Company may
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terminate this Agreement and Executive's employment at any time for Good Cause.
In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company. As used herein, the term "GOOD CAUSE" shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder, (ii) the failure or refusal of Executive after the receipt of written notice by the Executive to perform the duties or to render the services assigned to him from time to time in accordance with this Agreement, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, (iv) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to the Company provided that, if such breach is curable, Executive first receives notice of the breach and seven
(7) days to cure such breach; or (v) any other act or omission by Executive either in disregard of the Company's policies or conduct which may cause material loss, damage or injury to the Company, its property, reputation or employees.

          7.3  Termination by the Company Other Than for Good Cause.  During the
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Term, the Company may terminate this Agreement and Executive's employment for any reason other than for Good Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

     8.   Compensation upon Termination.
          -----------------------------

          8.1  Termination Other Than in Connection With a Change in Control.
               --------------------------------------------------------------

          (a) In the event of termination of Executive's employment pursuant to
Section 7.1 due to death or Disability, Executive or his estate shall receive, within 30 days after such death or Disability, a lump-sum payment equal to the Annual Bonus that the Executive would have earned for the fiscal year in question (based on 40% of the Executive's then current Base Salary).

          (b) In the event of termination of Executive's employment pursuant to
Section 7.1 based on voluntary termination by the Executive or pursuant to
Section 7.2 (Termination by the Company for Good Cause), the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits.

          (c) In the event of termination of Executive's employment other than for Good Cause pursuant to Section 7.3, Executive shall be entitled to receive a lump-sum payment from the Company within 30 days of termination equal to his then Base Salary plus an amount equal to the Annual Bonus that the Executive would have earned for the fiscal year in question (based on 40% of the Executive's then current Base Salary).

          8.2  Termination Following a Change in Control.  The following
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provisions shall apply in lieu of Section 8.1 if, and only if, the termination of Executive's employment occurs within 12 months following a Change in Control (as defined in Section 8.2(d)):

          (a) In the event of termination of Executive's employment pursuant to
Section 7.1 due to death or Disability, the provisions of Section 8.1(a) apply. In the event of termination of Executive's employment pursuant to Section 7.2 (Termination by the Company with Good Cause), the provisions of Section 8.1(b) apply.

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          (b) In the event of termination of Executive's employment due to voluntary termination by Executive without Good Reason (as defined below), Executive shall be entitled to receive a lump-sum payment from the Company within 30 days of termination equal to the amount computed under Section 8.1(c). As used herein, the term "GOOD REASON" means (i) a material change in Executive's duties, responsibilities, or authority, or (ii) the Company's relocation of the Executive, without the Executive's consent, to a location outside of the San Francisco metropolitan area.

          (c) In the event of termination of Executive's employment due to voluntary termination by Executive with Good Reason, or pursuant to Section 7.3 (Termination by the Company other than for Good Cause), the Company shall provide Executive with the following compensation within 30 days after such termination: (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to two times his then Base Salary plus an amount equal two times the Annual Bonus the Executive would have earned for the fiscal year in question (based on 40% of the Executive's then current Base Salary), and (ii) all unvested stock options held by Executive at the date of termination, if any, would vest and become fully exercisable for a period of three months from the date of termination.

          (d) As used herein, a "CHANGE IN CONTROL" shall be deemed to have occurred when any of the following events occur:

              (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as in effect on the date hereof, (a "PERSON")) acquiring "beneficial ownership" (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

             (ii) a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this
Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors. For these purposes, a "CONTINUING DIRECTOR" shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and (ii) (including clause (ii)(y)), as applicable.

          (e) Notwithstanding anything to the contrary in this Section 8.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 8.2 are determined to be "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute "parachute payments" as so defined.

     9.   Confidentiality and Restrictive Covenants.
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          (a) It is specifically understood and agreed that some of the
Company's business activities are secret in nature and constitute trade secrets, including but not limited to the Company's "know-how," methods of business and operations, and property and financial analyses and reports (all such information, "PROPRIETARY INFORMATION"). All of the Company's Proprietary Information is and shall be the property of the Company for its own exclusive use and benefit, and Executive agrees that he will hold all of the Company's Proprietary Information in strictest confidence and will not at any time, either during or after his employment by the Company, use or permit the use of the same for his own benefit or for the benefit of others unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 9 shall perpetually survive the termination of the Agreement.

          (b) For a period of two (2) years following any termination of this Agreement, the Executive shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his employment with the Company or to accept employment with any subsequent employer or business with whom the Executive is affiliated or receiving compensation in any way.

          (c) For a period of one (1) year after any termination of this Agreement pursuant to Section 7.1 based on voluntary termination by the Executive or pursuant to Section 7.2 (Termination by the Company for Good Cause), the Executive shall not perform services of any kind, whether as an employee, consultant, independent contractor, officer, director or otherwise, or directly or indirectly engage in any other activity (for his own account or for the account of others), which involves the development, ownership or management of multifamily apartment properties in those states in which the Company owned or operated multifamily apartment properties on the date of such termination. The Executive acknowledges that the foregoing covenant is intended to protect the value of the goodwill and other consideration the Company has acquired pursuant to the terms of the Contribution Agreement dated as of September 29, 1997 (the "Acquisition") between the Company, BRE Property Investors LLC and the TCR' Signatories identified therein and that the Company would not have pursued the Acquisition but for Executive's covenants set forth in this Section 9. The Executive agrees to fully perform such covenant in exchange for, among other things, the consideration he has received from the Company, the contributing entities and their affiliates pursuant to the terms of the Acquisition and the transactions contemplated thereby and the covenants of the Company set forth in this Agreement.

          (d) The Executive acknowledges and agrees that it will be impossible to measure in money the damages that would be suffered by the Company if the Executive fails to comply with any of the covenants and obligations set forth in this Section 9 and that, in the event of any such failure, the Company will be irreparably damaged and shall not have an adequate remedy at law. Therefore, in addition to any other remedies or rights it may have, the Company will be entitled to injunctive relief, including specific performance, to enforce such covenants and obligations. If any action should be brought in equity to enforce any of the provisions of this Section 9, the Executive agrees not to raise the defense that there is an adequate remedy at law.

     10.  Arbitration.  Except as specifically set forth in paragraph (d) of
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Section 9, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance, or breach of this Agreement, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this Agreement through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"), or a comparable organization agreeable to the parties if JAMS is not then in existence, involving first mediation before a retired judge or justice from the JAMS panel followed, if necessary, by final and

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binding arbitration conducted at a location determined by the arbitrator in San
Francisco, California, administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

     11.  Taxes; Withholdings.  All compensation payable by the Company to the
          -------------------
Executive under this Agreement which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld.

     12.  Miscellaneous.
          -------------

          12.1 All notices and any other communications permitted or required under this Agreement must be in writing and shall be effective (a) on the first business day after delivery in person, or (b) on the first business day after deposit with a commercial courier or delivery service for overnight delivery. All notices must be properly addressed and delivered to the parties at the addresses set forth below:

                    If to Company
                    -------------

                    BRE Properties, Inc.
                    One Montgomery Street, Suite 2500
                    Telesis Tower
                    San Francisco, CA  94104
                    Attn:  Frank McDowell


                    With Copy to:
                    ------------

                    Farella, Braun & Martel
                    235 Montgomery Street, Suite 3000
                    San Francisco, CA  94104
                    Attn:  Morgan P. Guenther, Esq.


                    If to Executive
                    ---------------

                    Bruce Ward
                    2422 Montebello
                    Phoenix, AZ  85016



or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this section.


          12.2 This Agreement, contains the full and complete understanding of the parties and supersedes all prior representations, promises, agreements, and warranties, whether oral or written.


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          12.3 This Agreement shall be governed by and interpreted according to the laws of the State of California.


          12.4 With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.


          12.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.


          12.6 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.


          12.7 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.


          12.8 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.


          12.9 This Agreement may be executed in one or more counterparts. Any copy of this Agreement with the original signatures of all parties approved shall constitute an original.



         12.10 Without limiting the provisions of Section 10, if either party institutes arbitration proceedings pursuant to Section 10 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

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     IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.




                              COMPANY:  BRE PROPERTIES, INC.



                              By:     /s/  Frank C. McDowell
                                      ----------------------
                              Title:  Chief Executive Officer
                                      -----------------------


                              EXECUTIVE:  Bruce Ward


                                 /s/  Bruce C. Ward
                               --------------------

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